Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

October 22, 2024

Solidion Technology, Inc.
13355 Noel Rd, Suite 1100

Dallas, TX 75240

Ladies and Gentlemen:

We have acted as counsel to Solidion Technology, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No.: 333-282470) to which this opinion is filed as an exhibit (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale by the selling securityholders listed therein (the “Selling Securityholders”) of up to 293,457,926 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The 293,457,926 shares of Common Stock consist of: of:

(i)	12,217,468 shares of Common Stock (the “PIPE Shares”) issued pursuant to that certain Securities Purchase Agreement, dated August 30, 2024, by and between the Company and certain Selling Securityholders (the “Purchase Agreement”),

(ii)	up to 172,397,870 shares of Common Stock (the “PIPE Warrant Shares”) issuable upon the exercise of the warrants issued pursuant to the Purchase Agreement (the “PIPE Warrants”);

(iii)	9,358,586 shares of Common Stock (the “Convertible Note Shares”) issued upon the conversion of certain promissory notes issued by the Company on September 29, 2023, October 12, 2023, November 16, 2023, January 30, 2024, January 31, 2024, February 1, 2024 and February 2, 2024;

(iv)	68,050,000 shares of Common Stock (the “Merger Consideration Shares”) issued to Global Graphene Group, Inc. pursuant to the Merger Agreement, dated February 2, 2024 (the “Merger Agreement”), by and among Nubia Brand International Corp., Honeycomb Battery Company, Nubia Merger Sub, Inc.;

(v)	(A) 4,250,000 shares of Common Stock issued to Arbor Lake Capital, Inc. pursuant to the Merger Agreement and the amended Strategic Cooperation Consulting Agreement, dated September 11, 2024, by and between the Company and Arbor Lake Capital, Inc. and (B) 500,000 shares of Common Stock issued to Arbor Lake Capital LLC pursuant to the Consulting Agreement, dated January 31, 2024, by and between the Company and Arbor Lake Capital LLC (collectively, the “Arbor Lake Shares”);

(vi)	3,087,500 shares of Common Stock (the “Mach FM Shares”) originally issued to Mach FM Acquisitions LLC and its affiliates in connection with the Company’s initial public offering;

(vii)	12,393,002 shares of Common Stock (the “Meteora Shares”) issued to Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital, LLC pursuant to that certain forward purchase agreement, dated December 13, 2023, as amended on August 29, 2024;

(viii)	123,500 shares of Common Stock issued to affiliates of EF Hutton LLC in connection with the Company’s initial public offering (the “EF Hutton Shares” and together with the PIPE Shares, Convertible Note Shares, Merger Consideration Shares, Arbor Lake Shares, Mach FM Shares, and Meteora Shares, the “October Shares”);

(ix)	up to an aggregate of 5,405,000 shares of Common Stock (the “Private Warrant Shares”) issuable upon the exercise of 5,405,000 private warrants (the “Private Warrants”) originally issued in a private placement in connection with the Company’s initial public offering; and

(x)	up to 6,175,000 shares of Common Stock (the “Public Warrant Shares” and together with the PIPE Warrant Shares and the Private Warrant Shares, the “Warrant Shares”) issuable upon the exercise of 6,175,000 warrants (the “Public Warrants” and together with the PIPE Warrants and the Private Warrants, the “Warrants”) originally issued in the Company’s initial public offering.

The October Shares and the Warrant Shares may be offered from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, as set forth in the Registration Statement, any amendment thereto, the prospectus contained in the Registration Statement (the “Prospectus”) and one or more supplements to the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Warrants. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

a)	The October Shares have been duly and validly issued and are fully paid and nonassessable; and

b)	The Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Sincerely yours,

/s/ Loeb & Loeb LLP

Los Angeles New York Chicago Nashville Washington, DC San Francisco Beijing Hong Kong www.loeb.com

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